Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Annual Report on Form 20-F of our report dated April 16, 2021, relating to the consolidated financial statements of Maven Topco Limited, which is contained in this Annual Report.

/s/ WithumSmith+Brown, PC

New York, New York

April 27, 2021